Exhibit 5

November 19, 2009

DIRECTV

2230 East Imperial Highway

El Segundo, California 90245

Ladies and Gentlemen:

In my capacity as Executive Vice President, General Counsel and Corporate Secretary for DIRECTV, a Delaware corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of an aggregate of 74,218,593 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), under the following plans and agreements (each, a “Plan”): (i) 54,176,986 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in the Amended and Restated Hughes Electronics Corporation Incentive Plan, (ii) 45,550 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in The DIRECTV Group, Inc. Amended and Restated Deferred Compensation Plan for Non-Employee Directors, (iii) 1,000,000 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in the DIRECTV Thrift and Savings Plan and the DIRECTV Savings Plan Plus, and (iv) 18,996,057 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan.

In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered pursuant to the terms of the applicable Plan referred to in the Registration Statement, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to any and all references to me in the prospectus which is a part of the Registration Statement.

Yours very truly,

/s/ Larry D. Hunter
Larry D. Hunter
Executive Vice President, General Counsel and Corporate Secretary